NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

Main Street Capital Declares Third Quarter
Dividend of $0.36 Per Share

Provides Forward Dividend Guidance and Announces
Change to Monthly Dividends Starting in Fourth Quarter 2008

HOUSTON, TEXAS, July 31, 2008 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that its Board of Directors declared a quarterly dividend of $0.36 per share, which is at the upper end of the previously announced guidance for the current quarterly dividend. This quarterly dividend of $0.36 per share represents a 2.9% sequential increase from Main Street’s prior quarterly dividend declared in May 2008 and represents a 11.8% annualized yield based upon the current share price of Main Street’s common stock.

The current quarterly dividend of $0.36 per share will be payable on September 12, 2008 to stockholders of record on August 14, 2008. The ex-dividend date for this quarterly dividend will be August 12, 2008.

This quarterly dividend will be paid based upon the accumulated taxable income recognized by Main Street. Main Street’s accumulated taxable income principally consists of ordinary taxable income recognized during 2008, but also includes realized capital gains generated in 2008 and excess undistributed taxable income from 2007 that was carried forward for distribution during 2008. It is currently estimated that 30% to 40% of the total 2008 calendar year dividends will be designated as long-term capital gain for tax purposes with the remainder designated as ordinary taxable income or short-term capital gain. The final determination of 2008 taxable income, as well as the tax attributes for 2008 calendar year dividends, will be made after the close of the 2008 tax year and may differ from the estimates above. Based upon current projections of 2008 taxable income and 2008 dividends, Main Street expects to generate excess undistributed taxable income during 2008 that it intends to carry forward for distribution during 2009.

Forward Dividend Guidance and Change to Monthly Dividends Starting in the Fourth Quarter of 2008

During the fourth quarter of 2008, Main Street will begin paying dividends to its stockholders on a monthly basis instead of continuing to pay dividends on a quarterly basis. Main Street anticipates declaring per share dividends during the fourth quarter of 2008 in the range of $0.12 to $0.125 per month, or in the range of $0.36 to $0.375 per share for the entire fourth quarter of 2008. The anticipated dividend range for the fourth quarter of 2008 represents a 9.1% to 13.6% increase from the dividend paid in the fourth quarter of 2007. The projected dividend range for the fourth quarter of 2008 coupled with the dividends declared or paid to date during 2008 equate to a range of $1.41 to $1.425 per share for the total 2008 calendar year dividends. These projected dividend ranges are based upon Main Street’s current estimate of total 2008 taxable income and anticipated portfolio activity.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a cash dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their cash dividend automatically reinvested into additional shares of our common stock. Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator. Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on the last trading day prior to the dividend payment date. Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are generally made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the annualized yield represented by the current quarterly dividend, the estimated amounts for the fourth quarter 2008 and full year 2008 dividends, the estimated tax attributes of the full year 2008 dividends, and the estimate that excess undistributed taxable income will be carried forward from 2008 for distribution during 2009. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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